Exhibit 99.1

Advocat Announces Second Quarter Results

    FRANKLIN, Tenn.--(BUSINESS WIRE)--Aug. 13, 2004--Advocat Inc. (NASDAQ OTC: AVCA) today announced its results for the second quarter ended June 30, 2004.
    For the second quarter of 2004, Advocat reported net income from continuing operations of $2.3 million, or $0.36 per diluted common share, compared with a net loss from continuing operations of $8.3 million, or $1.53 per diluted common share, in 2003. The results for the second quarter of 2004 include a non-cash expense reduction of $5.7 million resulting from a downward adjustment in the Company's accrual for self-insured risks associated with professional liability claims.
    Advocat's self-insurance reserves are assessed on a quarterly basis, with changes in estimated losses being recorded in the consolidated statements of operations in the period identified. Any increase in the accrual decreases income in the period, and any reduction in the accrual increases income during the period. Although the Company retains a third-party actuarial firm to assist management in estimating the appropriate accrual for these claims, professional liability claims are inherently uncertain, and the liability associated with anticipated claims is very difficult to estimate. As a result, the Company's actual liabilities may vary significantly from the accrual, and the amount of the accrual may fluctuate by a material amount in any given quarter. Each change in the amount of this accrual will directly affect the Company's reported earnings for the period in which the change in accrual is made.
    In the second quarter of 2004, the Company made a $5.7 million downward adjustment in the self-insurance reserves that was primarily the result of settlements of claims for amounts less than previously estimated. This downward adjustment was partially offset by expenses of $4.4 million recorded for the estimated costs of claims incurred in the second quarter of 2004, resulting in a net benefit of $1.3 million in the three months ended June 30, 2004. As of June 30, 2004, the Company has reported a liability of $41.5 million, including reported professional liability claims and estimates for incurred but unreported claims. The Company does not have cash or available resources to pay these accrued professional liability claims or any significant portion thereof.

    Second Quarter Results

    Advocat's net revenues from continuing operations increased 6.5% to $52.2 million compared with $49.0 million in the second quarter of 2003. The increase in second quarter net revenues was due to higher patient revenues that increased 6.8% to $48.9 million compared with $45.8 million in the second quarter of 2003. Growth in patient revenues was primarily due to increased Medicare utilization, Medicare rate increases that were effective October 1, 2003, and increased Medicaid rates in certain states, partially offset by a 1.6% decline in census in 2004 as compared to 2003. As a percentage of total census, Medicare days increased to 12.8% in 2004 from 11.4% in 2003.
    Resident revenues decreased to $3.1 million in 2004 from $3.2 million in the second quarter of 2003. The decline in resident revenues was primarily attributable to the termination of a lease for one assisted living facility and the closure of another assisted living facility in 2003, and a decline in census in 2004 as compared to 2003. Ancillary service revenues, prior to contractual allowances, increased to $9.5 million in 2004 from $8.7 million in 2003, an increase of $0.8 million, or 9.9%. The increase is primarily attributable to increased Medicare census.
    Total expenses of continuing operations declined to $49.8 million compared with $57.4 million in the second quarter of 2003. The decrease in total expenses is primarily attributable to the decrease in the accrual for self-insurance reserves related to professional liability claims, partially offset by increased operating expenses. Operating expenses increased to $41.4 million and represented 79.6% of patient and resident revenues for the second quarter of 2004 compared with $39.8 million, or 81.2% of such revenues in the second quarter of 2003. The increase in operating expenses is primarily attributable to cost increases related to wages and benefits.
    As previously reported, during the second quarter of 2004, Advocat completed the sale of its Canadian operations. Results for the second quarter include income from discontinued operations of $82,000 and a gain on the sale of discontinued operations of $82,000, net of related income taxes.

    Six Months Results

    Net revenues increased to $103.7 million in the first six months of 2004 compared with $92.3 million in 2003. Patient revenues were $97.4 million in 2004 compared with $85.5 million in the first six months of 2003. Resident revenues were $6.0 million compared with $6.6 million. Ancillary service revenues, prior to contractual allowances, increased to $19.4 million in 2004 from $15.9 million in 2003, an increase of $3.5 million, or 22.2%.
    Total expenses of continuing operations were $96.9 million in 2004 compared with $104.1 million in 2003. The decrease in total expenses is primarily attributable to a decrease in the accrual for professional liability claims. Operating expenses represented 79.5% of patient and resident revenues for 2004 compared with 80.2% of such revenues in 2003.
    Net income from continuing operations for the first six months of 2004 was $6.6 million, or $1.03 per diluted common share, compared with a net loss from continuing operations of $11.8 million, or $2.18 per share, in the first six months of 2003.

    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.
    For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc


                             ADVOCAT INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
                 (In thousands, except per share data)


                               For the Three Months For the Six Months
                                  Ended June 30,      Ended June 30,
                                 2004       2003     2004      2003
                               ---------- --------- -------- ---------
REVENUES:
  Patient revenues, net          $48,887   $45,795  $97,414   $85,511
  Resident revenues                3,100     3,237    6,047     6,635
  Other income                       193         1      193        82
  Interest                            39        17       44        30
                               ---------- --------- -------- ---------
                                  52,219    49,050  103,698    92,258
                               ---------- --------- -------- ---------
EXPENSES:
  Operating                       41,382    39,836   82,243    73,931
  Lease                            3,873     3,900    7,736     7,431
  Professional liability          (1,341)    8,451   (3,963)   12,805
  General and administrative       2,896     2,897    5,920     5,581
  Interest                           757       729    1,522     1,518
  Depreciation and amortization    1,242     1,207    2,506     2,439
  Asset impairment and other
   charges                           984       344      984       364
                               ---------- --------- -------- ---------
                                  49,793    57,364   96,948   104,069
                               ---------- --------- -------- ---------

INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES    2,426    (8,314)   6,750   (11,811)
PROVISION FOR INCOME TAXES           122         -      154        15
                               ---------- --------- -------- ---------
NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS             2,304    (8,314)   6,596   (11,826)
INCOME FROM DISCONTINUED OPERATIONS:
  Operating income, net of
   taxes of $27, $145, $150 and
   $260, respectively                 82       483      482       916
 Gain on sale, net of taxes of
  $394, and $394, respectively        82         -       82         -
                               ---------- --------- -------- ---------
  Net income from discontinued
   operations                        164       483      564       916
                               ---------- --------- -------- ---------
NET INCOME (LOSS)                  2,468    (7,831)   7,160   (10,910)
PREFERRED STOCK DIVIDENDS,
 ACCRUED BUT NOT PAID                 74        69      146       136
                               ---------- --------- -------- ---------

NET INCOME (LOSS) FOR COMMON
 STOCK                            $2,394   $(7,900)  $7,014  $(11,046)
                               ========== ========= ======== =========

NET INCOME (LOSS) PER COMMON SHARE:
  Per common share - basic
     Income (loss) from
      continuing operations        $0.39    $(1.53)   $1.15    $(2.18)
     Income from discontinued
      operations                    0.03      0.09     0.10      0.17
                               ---------- --------- -------- ---------
                                   $0.42    $(1.44)   $1.25    $(2.01)
                               ========== ========= ======== =========
  Per common share - diluted
     Income (loss) from
      continuing operations        $0.36    $(1.53)   $1.03    $(2.18)
     Income from discontinued
      operations                    0.02      0.09     0.09      0.17
                               ---------- --------- -------- ---------
                                   $0.38    $(1.44)   $1.12    $(2.01)
                               ========== ========= ======== =========

WEIGHTED AVERAGE SHARES:
  Basic                            5,682     5,493    5,622     5,493
                               ========== ========= ======== =========
  Diluted                          6,411     5,493    6,382     5,493
                               ========== ========= ======== =========


    CONTACT: Advocat Inc.
             William R. Council, III, 615-771-7575